RxElite, Inc. Announces the Sales of Its U.S. Inhalation Anesthetic Gas Distribution Business to Piramal Healthcare

Wednesday January 28, 2009, 6:08 pm EST

MERIDIAN, ID--(MARKET WIRE)--Jan 28, 2009 -- RxElite, Inc. (OTC BB:RXEI.OB - News) announces the sale of all the issued and outstanding capital stock of RxElite Holdings Inc. ("Holdings"), its wholly owned U.S. subsidiary, to Piramal Healthcare Limited ("Piramal") for cash consideration of approximately $4.2 million. In addition, approximately $3.2 million of outstanding indebtedness and accrued interest due to an affiliate of Piramal was assumed by Holdings and is no longer an obligation of RxElite, Inc. A significant portion of the net proceeds from the sale will be used by RxElite, Inc. to retire a portion of its long-term debt.

The sale included Holdings' current sales and marketing specialists, as well as key administrative personnel. "This is a positive step for the customers and employees related to the domestic distribution of anesthetic agents," said Earl E. Sullivan, RxElite's CEO. "The remaining RxElite team will continue to focus on growing our FineTech API business and our pipeline of RxElite ANDA filings."

About RxElite, Inc.

RxElite, Inc. is a specialty pharmaceutical company that develops and markets generic prescription drug products in specialty generic markets. RxElite also operates an Israeli subsidiary that manufactures and markets complex active pharmaceutical ingredients and provides research and development services to pharmaceutical companies throughout the world.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, involving known and unknown risks, delays, and uncertainties that may cause RxElite's actual results or performance to differ materially from those expressed or implied by these forward-looking statements. These risks, delays, and uncertainties include, but are not limited to: risks associated with the uncertainty of future financial results, RxElite's ability to successfully integrate the operations of Finetech, the limited diversification of RxElite's product offerings, additional financing requirements, and development of new products, government approval processes, the impact of competitive products or pricing and technological changes. Additional risks and uncertainties are set forth from time to time in RxElite's filings with the United States Securities and Exchange Commission, including its Registration Statement on Form S-1 which was declared effective on June 6, 2008, and its Annual and Quarterly Reports, which are available on the Commission's website at www.sec.gov. All forward-looking statements included in this release are made as of the date of this press release, and RxElite assumes no obligation to update any such forward-looking statements.

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